EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-50082 and 333-67688) pertaining to Bandag, Incorporated Stock Award Plan of our report dated January 27, 2004, except as to Note 19 as to which the date is February 13, 2004, with respect to the consolidated financial statements and schedule of Bandag, Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Ernst & Young LLP
Chicago, IL
February 27, 2004